EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              THIRD QUARTER 1997


(1) In the third quarter of 1997 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $665,000 in loans to TransCapacity in the third quarter of 1997. On a cumulative basis EUA has invested $13,280,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following are Marketing, Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the third quarter 1997.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                               September 30, 1997
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $399
    Organization Costs, net                               4
    Other Assets                                        382
           Total fixed Assets                           785
Current Assets:
    Cash and temporary Cash Investments                 156
    Accounts Receivable                                  45
    Prepayments and Other Assets                         45
           Total Current Assets                         246
TOTAL ASSETS                                         $1,031

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($10,688)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (11,594)
Long Term Liabilities:
    Notes Payable to EUA Energy                      10,430
           Total Long Term Liabilities               10,430
           Total Capitalization                      (1,164)
Current Liabilities:
    Accounts Payable                                     32
    Current portion of capital lease liability            3
    Notes Payable                                        55
    Accrued Expenses                                  2,105
           Total Current Liabilities                  2,195
TOTAL LIABILITIES AND EQUITY                         $1,031


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Quarter Ended September 30, 1997
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Income                             $237      $399

Operating Expenses:
    Data Acquisition/Comm  Expenses            50       147
    Research and Development Expenses         115       369
    General and Administrative Expenses       603     1,908
    Depreciation & Amortization               106       332
           Total Operating Expenses           874     2,756
Operating Income                             (637)   (2,357)
Other Income and Deductions                    (8)      (56)
    Income Before Interest Charges           (645)   (2,413)
Interest Charges                              265       738
    Income After Interest Charges            (910)   (3,151)
Pre-tax Net Income                          ($910)  ($3,151)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                     For the Nine Months Ended September 30, 1997
                                    (Unaudited)
                              (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($3,151)
    Depreciation & Amortization                         332
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (37)
        Accounts & Notes Payable                          6
        Accrued Expenses                                728
        Other (Net)                                      61
           Net Operating Activities                  (2,061)
Financing Activities:
    Long Term Debt                                    2,370
    Other (Net)                                          (3)
           Net Financing Activities                   2,367
Investing Activities:
    Payments for Affiliate Expenses                     (57)
    Capital Expenditures                               (197)
           Net Investing Activities                    (254)
Cash Provided (Used)                                    $52


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               THIRD QUARTER 1997

(5) Number of transactions processed by TransCapacity L.P. during the third quarter of 1997.
     Answer - 335

     Number of transactions processed by TransCapacity L.P. during the third quarter of 1997 for customers located in New England.
     Answer - 55


(6) Number of TransCapacity L.P. customers as of the end of the third quarter of 1997.
     Answer -  15

     Number of TransCapacity L.P. customers as of the end of the third quarter of 1997 located in New England.
     Answer - ONE